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Exhibit 10.18

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

Agreement Addendum

        This addendum pertains to the agreement originally dated October 27, 2003 between Mark K Dambro, MD, PA a Texas Corporation, and Epocrates, Inc. (Licensee).

        The following addendum is Made and entered into this January 31, 2007 and outlines the following Changes:

Amendments to Contract for 5MCC Originally Dated 10/27/03

Change In—Ownership of Licensing Agreement

        The above referenced contract is now amended to be between Wolters Kluwer Health, Inc., Lippincott Williams and Wilkins, a Delaware Corporation, with offices at 351 West Camden St., Baltimore, MD 21201 ("Editor") and Epocrates, Inc. ("Licensee").

Change In—Section 1: License Granted

        The original agreement shall be amended to clarify the license granted as follows:

        Editor hereby grants to Epocrates on the terms and conditions set forth herein, during the term of this Agreement a non-exclusive, non-transferable, worldwide, royalty bearing right and license to market, display, demonstrate, use and support the Data (hereto the "Data"), in electronic format for use on Personal Digital Assistants (PDA's). All other platforms will be considered and agreed upon on a case by case basis. Publisher retains all rights in and to the Data and Epocrates shall have no rights thereto except as expressly granted herein. Epocrates license to modify the Data shall be limited to modifying the Data for such coding purposes as may be reasonably necessary for the fulfillment of the Agreement and to fit the format and look and feel of the Epocrates Product and to promote the Epocrates Product, provided that Epocrates does not modify or edit the text of the Data by addition, deletion, or other modification that would alter its substance or meaning, without Publisher's prior written consent. In no event shall Epocrates have the right to (a) publish the Data in printed format, or (b) sub-license the Data to third-parties of any kind except in connection with a license to the Epocrates Product as allowed under this Agreement.

Change In—Section 8: Term

        The term of this renewal shall be for two (2) years commencing on the effective date of 10/28/2007 through 10/27/2009, unless terminated in the manner provided for in the original agreement.

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

Change In—Addendum A: Compensation & Royalties

        The following changes will be made to the Compensation and Royalty structure of the original agreement to be effective for sales made as of 11/1/2007:

  •
  For each product (containing all or any part of the Clinical Data) sold or licensed to an end-user, the Licensee shall pay the Editor a royalty of [*]% of the selling price. For bulk sales (sale executed to a single customer—not including any subsidiary or other entity owned or managed by the Licensee) the following discount structure shall apply:

Bulk Units Sold	Royalty Payment (per unit)
1-399	[*]%
400-899	[*]%
900+	[*]%

        The following clarifications to the Compensation and Royalty structure of the original agreement are hereby added to the agreement:

  •
  Royalties shall be due and payable to Editor upon activation of subscription by customers. If the content is purchased as part of an off-line license (defined as a sponsored subscription or sale of gift certificate) then royalty shall be due and payable to Editor when the license code is activated.

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  Royalties due to Editor shall be net of returns and cancellations made within a 30 day period after activation, and net of sales, use, value-added or similar taxes.

        All other terms for this addendum are as per the original agreement dated 10/27/2003 and the amendment to the original agreement dated 11/10/2005.

        AS WITNESS AND SEAL OF THE PARTIES HERETO:

Epocrates, Inc.	Wolters Kluwer Health, Inc. Lippincott Williams & Wilkins
/s/ JEFF TANGNEY SIGNATURE	/s/ HEIDI ALEXANDER SIGNATURE
Jeff Tangney Printed Name	Heidi Alexander Printed Name
EVP Title	Dir. Corporate & Internet Sales Title
2/7/07 Date	1/31/07 Date

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

AMENDMENT
TO LICENSE AGREEMENT

        This Amendment, effective as of November 10, 2005, amends the license agreement ("Agreement") dated as of October 27, 2003, entered into by and between Epocrates, Inc., a California Corporation, with offices located at 1800 Gateway Drive, Suite 300, San Mateo, California 94404 ("Epocrates") and Mistletoe Health Partners, PA (previously Mark R. Dambro, MD, PA), a Texas corporation, with offices located at 1350 S. Main St., Suite 1400, Fort Worth, Texas 76104 ("Editor').

AMENDMENT

        In consideration of the mutual representations and covenants set forth below, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Epocrates and Editor agree to amend the Agreement by adding the following paragraphs to the end of Addendum A:

  Editor acknowledges that the computer application marketed by Epocrates under the Epocrates Sx™ brand ("Sx") is a separate product from the computer application containing the Clinical Data and marketed by Epocrates under the Epocrates Dx™ brand ("Dx"), and that Sx is not a product containing Clinical Data for which Editor is to be paid Royalties under the Agreement. Consequently, when Epocrates licenses both Sx and Dx to an end user, the Royalties payable to Editor shall be based on the portion of the license fees paid by the end user attributable to Dx. By way of example, if Epocrates is licensing Dx alone to end users for a license fee of [*] dollars ($[*]) per year and concurrently licenses a package of Sx and Dx together ("Package License") for an annual license fee of [*] dollars ($[*]) per year, then Epocrates would owe Editor Royalties under the Agreement on [*] ($[*]) of the fees for the Package License.

  If Epocrates elects to offer the Package License and cease offering a license to Dx alone, then the portion of the license fees received by Epocrates from an end user will be allocated between Dx and Sx in the same proportion determined in previous paragraph at the time Dx ceases to be licensed alone. By way of example, if the license fees for Dx and the Package License at the time Epocrates stops licensing Dx alone are as set forth in the example in the previous paragraph and Epocrates subsequently licenses the Package License for a fee of [*] dollars ($[*]), then the portion of the [*] dollar license fee attributable to Dx would be calculated as follows:

    •
    Portion of fee attributable to Dx at the time it is no longer licensed alone = $[*]/$[*] = [*]

    •
    Portion of Package License fee attributable to Dx after increase = [*] × $[*] = $[*].

        All capitalized terms used, but not defined, in this Amendment shall have the meanings attributed to such terms in the Agreement.

        Except as specifically modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

        IN WITNESS WHEREOF, the Epocrates and Editor have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

EPOCRATES, INC.		MISTLETOE HEALTH PARTNERS, PA
By:	/s/ ROBERT MCCULLOCH	By:	/s/ MARK DAMBRO
Name:	R. McCulloch	Name:	Mark R. Dambro
Title:	CFO	Title:	President
Date:	11/30/05	Date:	11/18/2005

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

License Agreement

        This Agreement is made this 27th day of October, 2003 ("Effective Date") between Mark R Dambro, MD, PA a Texas Corporation ("Editor"), and ePocrates, Inc. ("Licensee").

        Whereas, the Editor has developed and maintains a copyrighted database of medical information ("Clinical Data" or "Data") as published in the book known as Griffith's: 5-Minute Clinical Consult; and

Description of Clinical Data

      The Clinical Data consists of approximately 1200 medical topics in a standard format suitable for many computer-related projects. The Clinical Data is updated annually by contributing authors who follow a standard outline format to produce a succinct overview of their topic(s).

        Whereas, the Editor desires to make the clinical Data available for use in clinical software systems; and

        Whereas, the Licensee develops and maintains a proprietary software system;

        Now therefore, the parties agree as follows:

    1.
    License Granted

        This Agreement grants to Licensee the non-exclusive use of the Clinical Data, for the Term of this Agreement, for the purpose of augmenting their electronic information system. Editor understand that the Licensee will advertise and promote, reproduce, distribute, and sell the Clinical Data in association with its proprietary system(s). In order to accomplish its goals the Licensee may convert or reformat the Clinical Data as needed.

    2.
    License Exclusions

        This license excludes publishing any printed form of the Clinical Data, although single copies for an end user's immediate and sole use is not intended to be restricted. The Licensee may not sublicense the Clinical Data to other software vendors or developers, nor to end user's except as a part of the Licensee's proprietary information system.

        The Licensee may not substantially alter the content or meaning of the original work in a way which makes the Data erroneous or misleading. Licensee acknowledges that the order and presentation of the Data is important to maintaining its integrity and alteration of the content must be reviewed by the Editor. Review of such alterations must be obtained prior to public offer of the Licensee product containing any or all of the Data. Written confirmation of approval for public offer of the altered Data by the Editor must be obtained by the Licensee. This section is not meant to hinder Licensee's development nor sales and generally does not apply to change such as font usage, character size or user interface issues. Any submission to the Editor for such review will be acted upon urgently and a response will be made within seven (7) working days after receipt of an operational unit containing the Data within the Licensee's system or by a suitable, agreed upon, system which enables the Editor's review. See also, Section 8, Term.

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

        Notwithstanding the foregoing, the Editor acknowledges that the Licensee maintains an integrated, continuously updated clinical reference suite. Accordingly, the Licensee may display electronic links by underlining existing text in the Data or by inserting text describing these links ("Link Text") within the Data. The Licensee will clearly distinguish any Link Text from Data. Licensee may also omit portions or rearrange sections of the Data to improve accessibility and utility of the information.

        The Licensee or its affiliate author(s) may periodically contribute new content to the Data. All content additions will be subject to Editor's approval and will be structured and edited through the Editor's normal processes. Editor will employ best efforts to respond in a timely fashion to such updates and new content. Editor shall maintain the right, in Editor's sole discretion, to include or exclude any new content in the Data. The Editor will incorporate acceptable new topics or other content changes into the Data ("Periodic Updates"). All Periodic Updates may be made available, according to the Editor's discretion, to other Licensees on an annual basis (October timeframe).

    3.
    Delivery

        Editor shall deliver to Licensee the Clinical Data on CD-ROM or other media suitable to both parties within two (2) weeks of the date of this Agreement. The CD-ROM contains:

        •
        An XML file in a simple ASCII format (see http://www.5mcc.com/developer for this file's current structure)

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        Approximately 540 illustrations (in JPEG format) with links from the topics to the illustration file names.

        In consideration for the one-time fee, the Editor is available for telephone consultation regarding the delivered data. Questions regarding formats, XML tags, conversion plans and all other operational details are sought and will be answered to the best of the Editor's ability. Requests for database changes to ease translation to the Licensee's Product(s) will be entertained. No guarantee can be made regarding the ultimate implementation of such changes because of potential negative impacts on the database or on other developers. Every effort will be made to help a new developer produce an accurate, quality reflection of the Clinical Data in their Product(s).

        An updated dataset, including all changes incorporated into the Clinical Data by Editor, will be delivered to Licensee in a timely fashion [*].

        The Licensee may obtain annual updates per Section 5; delivery will be similar to that outlined above with delivery within two (2) weeks after the Annual Fee is received.

    4.
    Limited Warranty

        The Licensee acknowledges that the Clinical Data may not meet all of their requirements. The Clinical Data is supplied "as is" and the Editor only warrants that the distribution media is free of defects. The Clinical Data is not warranted against mistakes or omissions or any other error (although Editor does warrant that all best efforts have been made to ensure that the Clinical Data is accurate). The Licensee agrees to hold harmless the Editor and the contributing authors.

        Editor represents that it is the owner of the Clinical Data and has the right to enter into this Agreement.

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

    5.
    Revisions

        Annual Update. During the term of this Agreement, Editor will make periodic updates to the Clinical Data in accordance with current practices. Revisions to the Clinical Data become available on or about October 15 of each year and the Licensee may obtain a copy of the entire Clinical Data after this time by submitting the Annual Fee (see Section 6) to the Editor. Updates (other than those described in Section 2) are occasionally produced at various intervals during the year and all Licensees receive these updates as a part of their license. The Editor reserves the right to change the Clinical Data and it's format at any time. The Editor recognizes that the Licensee has time constraints with regard to reformatting the Clinical Data for its product and hence, any format change will be communicated and coordinated with the Licensee as to avoid delays.

    6.
    Compensation and Royalties

        The Licensee shall compensate the Editor as set forth in Addendum A. Royalties shall be payable quarterly, in arrears and Licensee shall provide a statement, signed by an officer of the Licensee, within 30 days of the end of each calendar quarter beginning after the Effective Date of this Agreement (March 31st, June 30th, September 30th, December 31st). The statement must indicate the term of any subscriptions claimed, units sold, and list price of units. All amounts herein refer to U.S. dollars. For bulk sales, a company name and sales contact shall be provided to enable the Editor to verify that the stated bulk sale was execute with the third party. Editor or their independent auditor will have the right to audit the relevant records of the Licensee.

    7.
    Copyright

        The Clinical Data contains copyrighted material and is supplied to the Licensee for their sole use in developing or augmenting a product. The copyright for the Clinical Data shall remain with the Editor. The Licensee shall protect the copyright with appropriate notifications in any product, including the Editor, the name "Griffith's: 5-Minute Clinical Consult", database version (as indicated in the supplied Clinical Data) and the date of publication. The Licensee shall further protect the Clinical Data from being easily copied by designing software that does not include a feature to copy a substantial portion of the Clinical Data to another medium, except for the purposes of local backup by the end user.

    8.
    Term

        The term of this Agreement shall be for four (4) years, commencing on the date of the Agreement, unless terminated sooner as provided herein. This Agreement will self-renew, at the end of the initial four years, unless either or both parties agree to its termination. Written intention to terminate must be received, by the other party, at least 3 months before the end of the Agreement Term.

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

        Editor shall be entitled to terminate this Agreement in the event of bankruptcy or insolvency of the Licensee, when the Licensee fails to obtain an Annual Update within 4 months of its availability (see Section 5), or on Licensee's failure to perform or observe any terms hereof.

        Licensee may terminate this Agreement at any time by providing a 30 day notice of intention to terminate to the Editor.

        Upon termination, Clinical Data shall be returned to the Editor and removed from any system, including Licensee's product(s), known to contain all or any portion of the Clinical Data. The Clinical Data is not for sale and because of its constantly changing nature, it is not expected that a static copy would be a part of a quality clinical information system.

        The Editor retains the right to review products containing the Clinical Data for accuracy. If, in the Editor's opinion, the Clinical Data is not for sale and because of its constantly changing nature, it is not expected that a static copy would be a part of a quality clinical information system.

        The Editor retains the right to review products containing the Clinical Data for accuracy. If, in the Editor's opinion, the Clinical Data is not portrayed in the Licensee's product(s) in an accurate fashion, subsequent Annual Updates may be refused and this Agreement may terminate, unless a suitable remedy can be found. See also, Section 2, License Exclusions.

    9.
    Miscellaneous

        General. This Agreement represents the entire contract made by the parties. This Agreement shall be binding upon the parties hereto, their heirs, successors, and personal representatives. This Agreement shall be construed and enforced in accordance with the Laws of the State of Texas. The terms of this Agreement may be changed or modified provided both parties agree in writing.

        Export Law. The Licensee agrees to not export the Clinical Data or any product containing the Clinical Data, directly or indirectly, to any country prohibited by the United States Export Administration Act and the regulations thereunder.

        Assignment. This Agreement may be assigned by either party to any affiliate or successor.

        Confidentiality. In performing its obligations under this Agreement, Editor or Licensee may receive or be exposed to confidential information, including business plans, trade secrets, software, and other information reasonably designated as such. During the term of this agreement and for one (1) year thereafter, each shall protect such confidential information from disclosure to others and shall limit use thereof solely to further the specific purposes provided for under this Agreement.

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

        In Witness Thereof, the Licensee and Editor have hereunto set their hand by duly authorized officers of their respective Corporations and have caused this Agreement to be executed.

/s/ MARK DAMBRO Editor: Mark R. Dambro, MD President Mark R. Dambro, MD, PA 160 W. Rosedale Street Suite 307 Fort Worth, TX 76104-7400	10/[illegible]/03 Date
/s/ JEFF TANGNEY Licensee	10/27/03 Date

[*] Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

Addendum A

Compensation and Royalties

        As consideration for the rights and licenses granted herein, Licensee shall pay the Editor a one-time non-refundable (except as noted in Section 3) payment of [*].

        The Annual Fee is [*] and is payable on or about October 15 of each year after this agreement is executed.

        For each product (containing all or any part of the Clinical Data) sold or licensed to an end-user, the Licensee shall pay the Editor a royalty of [*]% of the selling price. For bulk sales (sale executed to a single customer—not including any subsidiary or other entity owned or managed by the Licensee) the following discounted structure shall apply:

Bulk units sold	Royalty payment (per unit)
1-399	[*]%
400-899	[*]%
900+	[*]%

        Sales in this section are for fully operational units; promotional and/or complimentary copies are not included. The Licensee and Editor have hereunto set their hand by duly authorized officers of their respective Corporations and have caused this Addendum to be executed.

/s/ MARK DAMBRO Editor: Mark R. Dambro, MD President Mark R. Dambro, MD, PA 160 W. Rosedale Street Suite 307 Fort Worth, TX 76104-7400	10/28/03 Date
/s/ JEFF TANGNEY Licensee	10/27/03 Date

QuickLinks

Agreement Addendum
Amendments to Contract for 5MCC Originally Dated 10/27/03
AMENDMENT TO LICENSE AGREEMENT
AMENDMENT
License Agreement
Description of Clinical Data